UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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VSE Corporation

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 2550 Huntington Avenue, Alexandria, Virginia 22303-1499

Notice of 2010 Annual Meeting of
Stockholders and Proxy Statement
Fellow Stockholders:

You are cordially invited to attend the annual meeting of stockholders of VSE Corporation (“VSE” or the “Company”) to be held on Tuesday, May 4, 2010, commencing at 10:00 a.m.,  Eastern Daylight Time, at the VSE Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499 (the “Annual Meeting”).

We are furnishing proxy materials to our stockholders over the Internet. You may read, print and download our 2009 Annual Report to Stockholders, 2010 Proxy Statement and Proxy Card at www.cfpproxy.com/3307. On March 23, 2010, we mailed our stockholders a notice containing instructions on how to access these materials and how to vote their shares online. The notice also provides instructions on how you can request a paper or e-mail copy of these materials by mail, telephone or e-mail. If you requested your materials by e-mail, the e-mail contains voting instructions and links to the materials on the Internet. You may vote your shares by Internet, by telephone, by regular mail or in person at the Annual Meeting. Instructions regarding the various methods of voting are contained on the notice and on the Proxy Card.

The proxy materials describe the formal business to be transacted at the Annual Meeting and a report on the operations of the Company. VSE directors and officers will be present to answer any questions that you and other stockholders may have. Included in the materials is our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, that contains detailed information concerning the Company’s activities and operating performance.

The business to be conducted at the Annual Meeting consists of the election of nine directors and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010. VSE’s Board of Directors (the “Board”) unanimously recommends a vote “FOR” the election of each of the director nominees and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010. On behalf of the Board, please vote your shares now, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but it will ensure that your vote is counted. Your vote is important.

Please note the location for the Annual Meeting. The VSE Building is located at 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, just off I-95/I-495 at Exit 177A (U.S. Route 1 South). The building is also within walking distance of the Huntington Avenue Metro Station (Yellow Line), using the Lower Level exit to Huntington Avenue. I hope you will be able to join us.

Sincerely,
VSE CORPORATION

/s/ D. M. Ervine

D. M. Ervine
Chairman of the Board
March 23, 2010

VSE CORPORATION
2550 Huntington Avenue, Alexandria, Virginia 22303-1499

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2010

To the Stockholders of VSE Corporation:

Notice is hereby given that the annual meeting of stockholders of VSE Corporation, a Delaware corporation (“VSE” or the “Company”), will be held on Tuesday, May 4, 2010, commencing at 10:00 a.m., Eastern Daylight Time, at the VSE Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, for the following purposes:

1.	To elect nine directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as VSE’s independent registered public accounting firm for the year ending December 31, 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only record holders of VSE common stock as of the close of business on March 5, 2010, will be entitled to notice of, and to vote at, the meeting, or any adjournments thereof. The list of stockholders entitled to vote at the meeting or any adjournments thereof, will be open to the examination of any stockholder during the 10 days prior to the meeting at VSE’s offices located at 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, during ordinary business hours.

The VSE Corporation 2009 Annual Report to Stockholders, which contains the Company’s consolidated financial statements and other information of interest to stockholders, accompanies this proxy material.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS HAVE A CHOICE OF VOTING BY PROXY CARD, TELEPHONE OR THE INTERNET, AS DESCRIBED ON YOUR PROXY CARD. CHECK YOUR PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD TO SEE THE OPTIONS AVAILABLE TO YOU. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

By Order of the Board of Directors

/s/ Thomas M. Kiernan

Thomas M. Kiernan, Secretary
March 23, 2010

VSE CORPORATION

PROXY STATEMENT
Annual Meeting of Stockholders
to be held on May 4, 2010

INTRODUCTION

General

This Proxy Statement is being furnished to the stockholders of VSE Corporation, a Delaware corporation (“VSE” or the “Company”), in connection with the solicitation of proxies by VSE’s Board of Directors (the “Board”) for use at the annual meeting of VSE’s stockholders to be held on Tuesday, May 4, 2010, commencing at 10:00 a.m., Eastern Daylight Time, at the VSE Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, and at any adjournments thereof for the purposes specified in the accompanying notice of meeting (the “Annual Meeting”).

The mailing address of VSE’s principal executive office is 2550 Huntington Avenue, Alexandria, Virginia 22303-1499. VSE’s telephone number is (703) 960-4600. On March 23, 2010, we mailed VSE stockholders a notice containing instructions on how to access our 2010 Proxy Statement and 2009 Annual Report and vote online. The notice also included instructions on how to receive a paper copy of the Annual Meeting materials, including the Notice of Annual Meeting, Proxy Statement, and proxy card. If you received your Annual Meeting materials by mail, the Notice of Annual meeting, Proxy Statement, and proxy card from our Board were enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contained voting instructions and links to the Annual Report and the Proxy Statement on the Internet, which are both available at www.cfpproxy.com/3307.

The close of business on March 5, 2010 is the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Holders of a majority of VSE’s outstanding common stock, par value $.05 per share (the “Stock” or “VSE Stock”), as of March 5, 2010, must be present at the Annual Meeting, either in person or represented by properly executed proxy, to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted is sometimes referred to as a broker non-vote.

As of the close of business on March 5, 2010, there were 5,175,090 shares of Stock outstanding and approximately 300 stockholders of record. Each stockholder is entitled to one vote for each share of Stock held of record as of the close of business on March 5, 2010, on all matters that may be submitted to the stockholders at the Annual Meeting.

Matters to be Considered

The purpose of the Annual Meeting is to vote on the election of nine directors to the Board and to ratify the appointment of Ernst & Young LLP as VSE’s independent registered public accounting firm for the year ending December 31, 2010.

As of the date of this Proxy Statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those matters specifically referred to herein. If, however, any other matters are properly presented to the Annual Meeting for action, the proxy holders will vote the proxies, which confer authority on such holders to vote on such matters, in accordance with their best judgment. The persons named as attorneys-in-fact in the proxies are VSE officers.

Voting and Recommendations of the Board

All Stock represented by valid proxies will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated on a proxy, the Stock represented thereby will be voted as recommended by the Board, namely “FOR” the election as VSE directors of each of the nine nominees listed below under Proposal No. 1, and “FOR” the ratification of the appointment of Ernst & Young LLP as VSE’s independent registered public accounting firm for the year ending December 31, 2010, as discussed below under Proposal No. 2.

Vote Required

Directors are elected by a plurality of votes cast, including Stock voted, and without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld. The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm will be determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

How to Vote

We make our proxy materials available to stockholders on the Internet. You may read, print and download our 2009 Annual Report to Stockholders, 2010 Proxy Statement and proxy card at www.cfpproxy.com/3307. On March 23, 2010, we mailed a notice to stockholders containing instructions on how to access our proxy materials and vote online. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail. You may vote your shares by Internet, by telephone, by regular mail or in person at the Annual Meeting. Each of these voting options is described in the notice and the proxy card.

You should complete and return your proxy card, or vote using the Internet or telephone voting options, to ensure that your vote is counted at the Annual Meeting, regardless of whether you plan to attend. If you return an executed Proxy Card without marking your instructions, your executed Proxy Card will be voted “FOR” the election of each of the nine director nominees named in this Proxy Statement and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010.

If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the stockholder of record to vote in person at the Annual Meeting. If you want to vote your VSE Stock that is held in street name in person at the Annual Meeting, you will need a written proxy card in your name from the broker, bank or other nominee who holds your Stock.

Revocation of Proxies

A stockholder returning a proxy to VSE may revoke it at any time before it is exercised by granting a later proxy with respect to the same Stock or by communicating such revocation in writing to our Secretary. In addition, any stockholder who has executed a proxy but attends the Annual Meeting in person may cancel a previously given proxy by voting in person whether or not the proxy has been revoked in writing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

As of the record date, March 5, 2010, there were 5,175,090 shares of VSE Stock outstanding. The following table sets forth certain information regarding beneficial ownership of VSE Stock as of March 5, 2010, for beneficial owners of more than 5% of VSE Stock, each executive officer, each director nominee, and for all executive officers and directors of the Company as a group.

Name of Beneficial Owner	Shares beneficially owned	Percent of class(a)

Certain Beneficial Owners (at least 5%)
FMR LLC (a)	437,488	8.5%

Non-Employee Directors
Ralph E. Eberhart	2,400	*
Donald M. Ervine	11,070	*
Clifford M. Kendall	43,914	*
Calvin S. Koonce (b)	849,390	16.4%
James F. Lafond	7,255	*
David M. Osnos	18,500	*
Jimmy D. Ross	5,401	*
Bonnie K. Wachtel	49,436	*

Executive Officers and Other Director
Tina B. Bailey	0	*
Thomas G. Dacus (c)	9,691	*
Maurice A. Gauthier (d)	4,977	*
Michael E. Hamerly	6,454	*
Randy W. Hollstein	549	*
William J. Jonas	0	*
Thomas M. Kiernan	660	*
James W. Lexo, Jr.	3,308	*
Thomas R. Loftus	22,194	*
James E. Reed	5,080	*
Carl E. Williams	2,493	*
Crystal R. Williams	549	*

Directors and Executive Officers as a Group
(20 persons) (d)	1,043,321	20.2%

*           Represents less than one percent.

(a)	FMR LLC’s mailing address is 82 Devonshire Street, Boston, MA 02109-3605.

(b)	Mr. Koonce’s mailing address is 6550 Rock Spring Drive, Suite 600, Bethesda, Maryland 20817. The share amount reported for Mr. Koonce does not include 5,000 shares held by spouse.

(c)	The share amount reported for Mr. Dacus does not include 250 shares held by spouse.

(d)
The share amount reported above for Mr. Gauthier does not include 4,373 shares of VSE Stock, with subsequent vesting and issuance dates. Mr. Gauthier was awarded 5,831 shares on April 28, 2008, as an incentive to become our Chief Executive Officer and President. Subject to the term of Mr. Gauthier’s Employment Agreement not having terminated, the Employment Agreement provides for vesting and issuance dates for the 4,373 shares as follows: 1,458 of the shares will be vested and issued to Mr. Gauthier on April 28, 2010, and the balance of the shares will be vested and issued to Mr. Gauthier on April 28, 2011. The initial 25% of the shares (1,458 shares) became vested and were issued to Mr. Gauthier on April 28, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“the Exchange Act”), requires VSE officers and directors and persons who own more than 10% of the VSE Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Such officers, directors and stockholders are required by SEC regulations to furnish us with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and written representations by certain officers and directors, we believe that all of our officers, directors and stockholders subject to the reporting requirements of Section 16(a) filed their reports on a timely basis during 2009, except for SEC Form 3s that were filed late on behalf of our executive officers Tina B. Bailey and William J. Jonas, reporting that Ms. Bailey and Mr. Jonas owned no VSE Stock. These Form 3s were filed with the SEC on January 19, 2010.

Proposal No. 1

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, stockholders will elect, by a plurality of the votes cast, in person or by proxy, nine VSE directors, who will constitute the entire Board. Each nominee listed below is currently serving as a VSE director and was elected by the stockholders at the last annual meeting of stockholders. Each nominee elected as a director will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. If any nominee should become unable to serve for any reason, the proxies will be voted for such substitute nominee as shall be designated by the Board.

The nine nominees for election as VSE directors and certain information regarding them are as follows:

Name and Principal Occupation	Age	Director since

Ralph E. Eberhart	63	2007
General, U.S. Air Force (Ret.), formerly Commander-in-Chief, North American Aerospace Defense Command (NORAD) and U.S. Northern Command. General Eberhart retired from the Air Force in 2005 after 36 years of service. He was then appointed and continues to serve as President of the Armed Forces Benefit Association (AFBA) and as Chairman of its related enterprises: 5Star Bank, 5Star Life Insurance Company, AFBA 5Star Investment Management Company, and AFBA 5Star Fund, Inc. He is also a director of Rockwell Collins, Inc.

Donald M. Ervine	73	1987
VSE Chairman of the Board. Mr. Ervine served as the Company’s Chairman and Chief Executive Officer from 1992, and as its President and Chief Operating Officer from 2002 through April 28, 2008. He served as Executive Chairman until March 31, 2009. He was also a director of Halifax Corporation until March 2010.

Maurice A. Gauthier	62	2009
VSE Chief Executive Officer, President and Chief Operating Officer from April 28, 2008 to the present. Mr. Gauthier retired in 1997 as a Navy Captain after a 28-year military career. Mr. Gauthier worked for VSE from October 1997 through February 1999 as Vice President and Director of Strategic Planning and Business Development, before joining the Nichols Research Corporation as President of its Navy Group. With the acquisition of Nichols Research Corporation by Computer Sciences Corporation (CSC) in 1999, Mr. Gauthier served as a CSC Vice President and General Manager until rejoining VSE in 2008.

Clifford M. Kendall	78	2001
Private Investor (for more than the past five years). Mr. Kendall is Chairman of the Board of Regents of the University System of Maryland. Mr. Kendall was one of the founders of Computer Data Systems, Inc., in 1968, and he served as its Chairman and Chief Executive Officer from 1970 to 1991 and as Chairman until December 1997.

Calvin S. Koonce	72	1992
Chairman, Koonce Securities, Inc., a securities broker/dealer firm (for more than the past five years).

James F. Lafond	67	2003
Retired executive and certified public accountant. From 1998 to 2002, Mr. Lafond was Washington Area Managing Partner, Pricewaterhouse-Coopers LLP. He previously served in various leadership positions at Coopers & Lybrand (1964 to 1998). He is also a director of WGL Holdings, Inc., Washington Gas Light Co., and various nonprofit and private entities.

David M. Osnos	78	1968
Of counsel (previously senior partner) at Arent Fox LLP, attorneys-at-law (for more than the past five years). He is also a director of EastGroup Properties, Inc. Mr. Osnos was also a director of Washington Real Estate Investment Trust until May of 2007.

Jimmy D. Ross	73	1994
General, U.S. Army (Ret.), formerly Commanding General, U.S. Army Materiel Command. He is also a director of Stanley, Inc.

Bonnie K. Wachtel	54	1991
Principal and Director, Wachtel & Co., Inc., brokers and underwriters (for more than the past five years). She is also a director of Information Analysis Incorporated and Integral Systems, Inc. She was also a director of Acies Corporation from May 2006 to July 2008.

Board, Committees and Corporate Governance

There are currently nine Board members. Except for Mr. Ervine and Mr. Gauthier who serve as our Non-Executive Chairman and Chief Executive Officer, respectively, all of our current directors are “independent” as defined by the applicable rules of The NASDAQ Stock Market, Inc. (“NASDAQ”). The independent directors regularly have the opportunity to meet without Mr. Ervine and Mr. Gauthier in attendance. During 2009, there were seven regular Board meetings, and no director attended less than 75% of the aggregate of (a) the total number of Board meetings (in person or by telephone) and (b) meetings of Board committees on which he or she served (during the period that he or she served). We do not have a specific policy regarding attendance at the annual stockholders meeting. All directors, however, are encouraged to attend if available, and we try to ensure that at least one independent director attends the annual stockholder meeting and is available to answer stockholder questions. All nine directors, including seven independent directors, attended our 2009 Annual Meeting.

Pursuant to a Transition Agreement between the Company and Mr. Ervine dated as of April 22, 2008, and amended as of December 31, 2008, the Board will, subject to applicable laws and regulations and the Board's fiduciary duties to the Company and its stockholders: (a) nominate Mr. Ervine to be elected as a VSE director by our stockholders at each meeting of our stockholders at which they will elect VSE directors and (b) if Mr. Ervine is then a VSE director, appoint and maintain Mr. Ervine as Chairman until at least the date of the first annual or other meeting of our stockholders in 2010 at which they will elect VSE directors.

The Board has an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, and a Planning and Finance Committee. The current charters for each of the Committees are available on our Internet site, www.vsecorp.com. The members of the Board committees, as of the date of this Proxy Statement, are identified in the following table.

Board Committees and Membership, 2009-2010

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Planning and Finance Committee
Ralph E. Eberhart		X	X	X
Donald M. Ervine				Chair
Maurice A. Gauthier				X
Clifford M. Kendall	X	X	Chair	X
Calvin S. Koonce		X	X	X
James F. Lafond	Chair		X	X
David M. Osnos				X
Jimmy D. Ross		Chair	X	X
Bonnie K. Wachtel	X		X	X

The Board has overall responsibility for oversight of our risk management plans, policies and practices. Each Committee is responsible for the oversight of certain risks associated with its respective activities as discussed below, and the charters of each Committee have been revised to reflect these risk oversight responsibilities. Management is currently developing a formal Risk Management Policy for approval by the Board.

Audit Committee. The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee also reviews our guidelines and policies with respect to risk assessment and risk management, specifically our risk exposures in the areas of independent audit, financial reporting, internal controls and disclosure controls, and internal audit, and evaluating the action management has taken to identify, monitor and control such exposures.

All of the Audit Committee members during the past fiscal year were independent in accordance with applicable rules of the SEC and NASDAQ. Each member is able to read and understand fundamental financial statements, including our consolidated balance sheet and consolidated statements of income, stockholders’ equity and cash flow. The Board has determined that Mr. Lafond is an “audit committee financial expert” as defined in Regulation S-K Item 407(d)(5). During 2009, the Audit Committee met seven times.

Compensation Committee. The primary purpose of the Compensation Committee is to oversee VSE’s compensation structure, to review and provide guidance to the Board regarding the compensation of VSE’s officers and directors, including the compensation of the Chief Executive Officer and other executive officers, to review and provide guidance regarding employment agreements, to administer certain compensation plans, including stock option, restricted stock and deferred compensation plans, and to perform such other duties and responsibilities as are consistent with the committee’s charter. The Compensation Committee reviews our guidelines and policies with respect to risk assessment and risk management, specifically our risk exposures related to compensation of the board of directors, executives and management; and risk exposures related to the administration of our performance incentive and employee benefit plans, and evaluates the steps management has taken to identify, monitor and control such exposures. Each of the committee members is independent in accordance with applicable NASDAQ rules. The Compensation Committee met three times during 2009.

Matters recommended by the Compensation Committee, and any delegation of its authority, are subject to approval by the Board; if such approval is not received, the Compensation Committee will reconsider the recommendation or proposed delegation. The Compensation Committee has the authority to retain outside counsel or other experts or consultants as needed. Additional information on the role and responsibilities of the Compensation Committee is provided under the heading “Compensation Discussion and Analysis,” below.

Nominating and Corporate Governance Committee. The primary purpose of the Nominating and Corporate Governance Committee is to make recommendations to the Board with respect to nominees to be proposed for election as directors and with corporate policies regarding, among other things, business conduct, securities trading, indemnification of VSE officers and directors, and conflicts of interest involving VSE officers, directors and employees. The Committee also reviews our guidelines and policies with respect to risk assessment and risk management, specifically our risk exposures in the areas of corporate governance, compliance and ethics, as well as succession planning for senior management, and the action management has taken to identify monitor and control such exposures.

Each of the committee members is independent in accordance with applicable NASDAQ rules. During 2009, the Nominating and Corporate Governance Committee met two times.

Planning and Finance Committee. The primary purpose of the Planning and Finance Committee is to consider and make recommendations to the Board regarding (a) strategic planning, acquisitions, mergers, and succession planning, (b) capitalization and long-term funding requirements, and (c) proposals concerning the financial policies and substantive financial transactions of the Company. The Planning and Finance Committee also reviews our guidelines and policies with respect to risk assessment and management, specifically our exposure to operational risks, and evaluates the steps management has taken to monitor and control such exposures. During 2009, the Planning and Finance Committee met two times.

Director Nominations and Qualifications. Stockholders may recommend persons to be nominated for election as directors of VSE at the annual meeting of stockholders. To be considered, such recommendation must be submitted in accordance with VSE’s by-laws and must be received in writing by VSE’s Corporate Secretary no later than 90 days before the date in the current year that corresponds to the date on which the annual meeting was held during the immediate prior year. (Nominations for the year 2011-2012 should be received by the Corporate Secretary no later than February 3, 2011.) Such recommendation shall be accompanied by the proposing stockholder’s name, evidence that such stockholder is a beneficial owner of VSE Stock, and the candidate’s name, biographical data and qualifications.

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for Board membership as described below. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria discussed below.

Under these criteria for Board nominations, Board members should have the highest professional and personal ethics and values, consistent with longstanding VSE values and standards. As a group, the Board should have diverse and broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders. While we do not have a formal policy regarding diversity of Board nominees or a formal definition of “diversity,” the Nominating & Corporate Governance Committee has recently discussed diversity considerations of potential Board nominees within the context of Board succession planning. Factors discussed as relevant to the selection of Board nominees may include nature and length of business experience, including experience in business areas related to our potential growth areas, race, gender, age and factors that promote alignment of the Board with the interests of stockholders.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Such Committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. Such Committee also will review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. The Committee has not in the past retained any third party to assist in identifying nominees for Board membership.

The traits identified with respect to the current director nominees as qualifications to serve on the Board include:

Gen. Eberhart
• Experience as Chairman and President of the Armed Forces Benefit Association provides insight into challenges associated with managing complex organizations and holding management accountable for company performance.
• Expertise in the defense industry due to 36 years of experience in the U.S. Air Force and senior positions in the U.S. military, including assignment as Commander-in-Chief North American Aerospace Defense Command and U.S. Northern Command.

Mr. Ervine
• Familiarity with the strategy and operations of VSE due to 16 years as VSE’s Chief Executive Officer and 18 years as a Board member.
• Experience in managing complex operations due to positions as head of Fleet Support for the Naval Supply Systems Command and head of a unit of the Naval Sea Systems Command; responsible for the management of an $800 million annual  procurement budget and logistics plans and policies.

Mr. Gauthier
• Chief Executive Officer of VSE; experience as Vice President and General Manager of Computer Sciences Corporation provides insight into challenges associated with managing complex organizations and with holding management accountable for performance.
• Familiarity with core customer due to 28 years as an officer in the United States Navy.

Mr. Kendall
• Expertise in public company accounting, disclosure and financial system management due to roles as Chairman and Chief Executive Officer of Computer Data Systems from 1970-1991 and Chairman until 1997.
• Experience as a private investor provides insight into the enhancement of stockholder value.

Mr. Koonce
• Experience as President of Koonce Securities, Inc., a registered securities broker-dealer provides insight into the enhancement of stockholder value.
• Familiarity with the core strategy and operations of VSE due to 18 years as a Board member.

Mr. Lafond
• Experienced in business management, public company accounting, financial disclosure and financial systems oversight gained from his experience as Area Managing Partner for Greater Washington at PricewaterhouseCoopers (PwC).
• Expertise in risk management processes given his experience as Area Managing Partner for PwC and serving as an engagement partner for entities of all types including manufacturing companies and financial institutions.

Mr. Osnos
• Familiarity with the strategy and operations of VSE due to 42 years as a Board member.
• More than 50 years of legal practice in securities, real estate and tax and provides corporate legal knowledge and expertise in the negotiation, documentation and closing of corporate transactions.

Gen. Ross
• Expertise in the defense industry due to senior positions in the U.S. military, including Commanding General, U.S. Army Materiel Command.
• Familiarity with the acquisition requirements of core customer due to experience as senior logistics consultant and executive officer of Cypress International, Inc., a defense business development consulting firm.

Ms. Wachtel
• Experience as Supervisory Control Principal and Director of Wachtel & Co., Inc. provides management experience in financial systems, people and processes.
• Service on the Listing Qualifications Panel of NASDAQ and holding of Chartered Financial Analyst certification provides expertise in the functioning of capital markets and insight into the enhancement of stockholder value.

Leadership Structure

The positions of Chairman and Chief Executive Officer (“CEO”) currently are separated at VSE Corporation. The Board believes that this structure best serves the Company’s needs at this time. Prior to the 2008 retirement of our Chairman from his position as CEO, the positions were combined. Currently, the Board believes that its existing structure effectively maintains independent oversight of management. The Board periodically reviews and considers whether the positions of Chairman and CEO should be combined or separated as part of its regular review of the effectiveness of our governance structure.

Lead Independent Director

The Board has established the position of Lead Independent Director. The Lead Independent Director assists the Chairman and the other Board members in assuring effective corporate governance. Mr. Osnos has served as Lead Independent Director since March 2007.

Services of Compensation Consultant

During 2008 the Committee interviewed three experienced compensation consultants and advisory firms. In the Committee’s judgment, at this time it will be better served to utilize (a) the compensation and best practices information provided by the Equilar database, (b) other compensation survey data related to specific compensation questions, analyses and recommendations, and (c) the use of outside consultants on an as required basis, than to retain an outside compensation consultant and advisory firm.  The Compensation Committee periodically considers whether or not to retain a compensation consultant as part of its regular review of executive compensation policies and practices.

Communications with the Board

Individuals may communicate with the Board by submitting an e-mail to the VSE Board at board@vsecorp.com. All directors have access to this e-mail address. Communications that are intended specifically for non-employee directors should be sent to the e-mail address above to the attention of the Lead Independent Director or Corporate Secretary. Communications to the Board by mail can be addressed to The Board of Directors or a particular Board member c/o VSE Corporation, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and employees. The Code is posted on VSE’s Internet website www.vsecorp.com. VSE intends to satisfy the disclosure requirements under Item 5.05 of Exchange Act Form 8-K regarding any waiver or amendment of the Code with respect to VSE’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such required information on VSE’s Internet website.

Compensation of Directors

Please refer to “Compensation Discussion and Analysis—Director Compensation” and associated director compensation table, notes, and narrative contained elsewhere in this Proxy Statement.

Certain Relationships and Related Transactions

On June 4, 2007, VSE acquired Integrated Concepts and Research Corporation (“ICRC”) from (a) Koniag Development Corporation (“KDC”), which owned 80% of ICRC’s capital stock, and (b) the Nancy Ellen Lexo Living Trust (the “Trust”), which owned 20% of ICRC’s capital stock, for approximately $11.65 million. Up to an additional $5.815 million in purchase price will be payable by VSE to KDC and the Trust, on a pro rata basis, if ICRC achieves certain revenues during an approximate six-year period after the closing, as provided in the purchase agreement among VSE, KDC, the Trust, James W. Lexo, Jr. (“Mr. Lexo”), ICRC and Koniag, Inc. Mr. Lexo is the sole trustee of the Trust and the beneficiaries of the Trust are Mr. Lexo and his adult children. In 2009 and 2008 VSE paid the Trust approximately $324,785 and $111,352, respectively, as additional purchase price as stated above, and in 2010 we expect to pay the Trust approximately $89,006 as additional purchase price, as stated above.

As part of VSE’s acquisition of ICRC, ICRC’s chief executive officer, Mr. Lexo and VSE entered into an employment agreement under which Mr. Lexo served as a VSE executive vice president for strategic planning and business initiatives and ICRC’s chief executive officer. The current term of the employment agreement will expire on December 31, 2010, subject to automatic extensions for successive one-year periods unless notice to terminate is given by VSE or Mr. Lexo at least 60 days prior to the expiration of the then current term. The employment agreement also provides Mr. Lexo with “change of control” benefits and other benefits generally provided to VSE officers. From June 4, 2007 to December 31, 2009, Mr. Lexo served as chief executive officer of ICRC. As of December 31, 2009, Mr. Lexo relinquished his role as chief executive officer of ICRC and assumed the additional role of VSE’s Chief Administrative Officer.

There is no family relationship between any director or executive officer of VSE and any other director or executive officer of VSE.

Please refer to “Compensation Discussion and Analysis—Narrative to Summary Compensation Table” for information on VSE’s Transition Agreement with Mr. Ervine, VSE’s Employment Agreement with Mr. Gauthier and to “Compensation Discussion and Analysis—Compensation Committee Interlocks and Insider Participation” for additional information about directors and nominees for director.

Pursuant to the Company’s policies, including Code of Business Conduct and Ethics for the directors, officers and employees of VSE Corporation, each of the above-referenced relationships and related transactions was subject to the prior consideration and approval of the Board, including a majority vote of the disinterested directors.

VSE and the trustees of VSE’s employee benefit plans have in the past effected certain of their transactions in VSE Stock through Wachtel & Co., Inc., of which Ms. Wachtel is a director, officer and stockholder, and through Koonce Securities, Inc., which is wholly owned by Mr. Koonce. During 2009 VSE benefit plans did not perform any transactions with respect to VSE Stock through Wachtel & Co., Inc., nor with Koonce Securities, Inc.

Mr. Osnos is of counsel at the law firm of Arent Fox LLP, which has represented and is expected to continue to represent VSE on various legal matters.

The Board unanimously recommends that stockholders vote “for” the election of each of the nine persons nominated to serve as a director of VSE for the ensuing year.

Proposal No. 2

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the recommendation of its Audit Committee, the Board has appointed the firm of Ernst & Young LLP to be VSE’s independent registered public accounting firm for the year ending December 31, 2010, and recommends to stockholders that they vote for ratification of that appointment. Although not required to do so, the Board has determined that it would be desirable to request stockholders’ approval of this appointment. The ratification of the appointment of VSE’s independent auditors will require the affirmative vote by the holders of a majority of the outstanding Stock present in person or represented by proxy at the Annual Meeting. If such approval is not received, the Board will reconsider the appointment.

In 2009 and 2008, Ernst & Young LLP services included an audit of VSE’s consolidated financial statements and reviews of the consolidated financial statements included in VSE’s Form 10-Qs filed with the SEC for each of the quarters ended March 31, June 30, and September 30. Ernst & Young LLP services also included an audit of the effectiveness of our internal controls over financial reporting as of December 31, 2009 and December 31, 2008.

Ernst & Young LLP's fees for professional services rendered for the years ended December 31, 2009 and December 31, 2008, were as follows:

	2009	2008

Audit fees (1)	$761,936	$836,519
Audit-related fees (2)	-	16,900
Tax fees (3)	57,000	17,960

           (1)   Includes fees and expenses related to the annual audits and to interim reviews, notwithstanding when the fees and expenses were billed.

           (2)   Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed. The 2008 amount represents fees associated with VSE's acquisition of G&B Solutions, Inc. of $16,900.

           (3)   Includes fees and expenses for tax compliance and advisory services.

The Audit Committee approves in advance all audit and non-audit services provided by the independent auditors prior to their engagement with respect to such services. The Audit Committee has delegated to the Committee’s chairman the authority to pre-approve additional audit-related and non-audit services not prohibited by law to be performed by VSE’s independent auditors and associated fees up to a maximum for any one non-audit service equal to the lesser of $30,000 or 25% of the audit fees for VSE’s most recent completed fiscal year, provided that the Audit Committee’s chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. The Audit Committee approved in advance all of the audit and non-audit services provided by the independent auditors in 2009 and 2008.

A representative of Ernst & Young LLP is expected to attend the Annual Meeting, will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

The Board unanimously recommends that stockholders vote “for” the proposal to ratify the appointment of Ernst & Young LLP to serve as VSE's independent registered public accounting firm for the year ending December 31, 2010.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three non-employee directors (Messrs. Lafond and Kendall and Ms. Wachtel), each of whom is considered an “independent” director for the purposes of the applicable rules of NASDAQ and the SEC. The Audit Committee’s responsibilities are set forth in its charter, a copy of which is available on VSE’s Internet site, www.vsecorp.com. The Board and the Audit Committee believe that the Audit Committee members are and were at the time of the actions described in this report “independent” directors as independence is defined by NASDAQ Rule 4200(a)(15).

The Audit Committee has implemented the requirements of the Sarbanes-Oxley Act of 2002 and the Marketplace Rules of The NASDAQ Stock Market, Inc. with respect to the responsibilities of audit committees of public companies. Among other matters, the Audit Committee reviews procedures on internal control over financial reporting with management and with the Company’s independent registered public accounting firm, and it discussed with the independent registered public accounting firm the adequacy of the Company’s internal controls and the overall scope and specific plans for their audit.

The Audit Committee has reviewed and discussed with management VSE’s audited consolidated financial statements as of and for the year ended December 31, 2009, and has discussed with VSE’s independent registered accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the auditors the auditors’ independence and considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the above referenced consolidated financial statements be included in VSE’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Audit Committee:	James F. Lafond, Chairman
Clifford M. Kendall
Bonnie K. Wachtel

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis that follows and has discussed its contents with VSE management. Based on the review and discussions, the Committee has recommended to the Board that this Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee:	Jimmy D. Ross, Chairman
Ralph E. Eberhart
Clifford M. Kendall
Calvin S. Koonce

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program, Philosophy, and Objectives

    Under the supervision of the Compensation Committee of the Board (the “Committee”), VSE has established compensation policies designed to attract and retain highly qualified executives and to link total compensation to corporate goals and performance. The key elements of VSE executive compensation are base salary, a performance bonus incentive plan, and a long-term incentive plan.

    The Committee oversees VSE’s compensation structure. The Committee reviews and approves the compensation of all Named Executive Officers. Named Executive Officers (“NEOs”) consist of our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three next most highly compensated executives as of December 31, 2009. The Committee reviews employment agreements, administers company-wide compensation plans including restricted stock, deferred compensation plans and stock options under a recently expired plan. The Committee provides recommendations to the Board regarding director compensation and performs such other duties and responsibilities as are consistent with its charter.  If approval is not received, the Committee will reconsider the action.

    Under the Committee’s supervision, we seek to maintain a compensation structure that is competitive and performance-based. “Competitive” means salaries and benefits structured to attract and retain the executives and other employees we require to build a superior management team, while maintaining labor rates that permit us to compete effectively in the markets we serve. We measure our competitiveness by comparing our prices for services against competitor prices and by monitoring our ability to recruit and retain highly qualified employees available in our chosen markets. “Performance-based” means structuring the total compensation of our executive management team such that about two-thirds of potential executive compensation, including the total compensation for each of our NEOs, depends on exceeding pre-established targets for annual growth, including annual targets for operating profits and return on beginning stockholders’ equity.

    The language of the March 24, 2009 proxy statement addressing total compensation is straightforward: “so that total compensation levels can meet or exceed the upper end of the peer group.”  This language establishes a precept directing the Committee to seek parity or better in comparison to the total compensation of those executives holding comparable positions with our key competitors. The “or better” intent reflects our strategic goal of recruiting, developing and retaining top level executives. This approach is an essential element of our “retention for succession” strategy. Our approach emphasizes investment in and development of high performing internal candidates for career development and advancement. This approach has been chosen to produce a stronger management team over time than market driven attrition addressed by external recruitment.

    The correlation between superior performance and top performers is compelling as well. Our recent significant growth has compelled us to routinely compete against much larger companies in our chosen markets for both new work and executive talent required to prevail and succeed in those markets.  We believe that an analysis of proxy data provided by Equilar has disclosed no publicly held peers of our size or who have paced our recent growth. However, the executives at larger peer competitor companies are compensated for leading larger organizations of similar complexity with larger staffs. The total compensation of these competitor executives, including base salary, is significantly greater than that of their VSE executive peers largely due to scale (revenue and headcount). We compensate our equivalent executives in a parametric relationship with the compensation for executives at larger peer companies, taking into account the relative rate of change for factors such as revenue, headcount and net income at equivalent divisions. In considering our executive compensation, the ability to compete for new work and executive talent in this environment is an important consideration.

    Peer competitor total compensation serves as only one of several factors in establishing the total compensation of our executives. These considerations compel the Committee to make subjective total compensation recommendations while incorporating other relevant factors such as rate of growth, client satisfaction and financial performance. Using subjectively assigned total compensation as the point of peer competitor comparison, the next step is to factor our competitive short term and long term performance incentives into the total compensation equation. Total compensation less the potential total value of VSE’s short-term and long-term incentive compensation produces the recommended base salaries.

    Using commercially available executive compensation surveys, we also measure our compensation program against the executive compensation reported for those companies, public and private, against whom we must compete for new work and executive talent. One of our top goals is to ensure our compensation structure enables us to attract and retain a superior management team. With a superior management team, we expect to provide consistently superior results.

Role of Executive Officers in Compensation Decisions

At the end of the fiscal year, the Committee meets in executive session to review the performance and compensation of our CEO. The Committee also reviews and approves the compensation of all other NEOs based on recommendations submitted by the CEO. The Committee can exercise its discretion in approving, disapproving or modifying any recommended salary adjustments or proposed awards to executive officers.

In submitting recommendations to the Committee with respect to the compensation of our other NEOs, the CEO evaluates the performance and recommends salary adjustments, bonuses, benefit plan participation, and all other elements of compensation affecting the NEOs. The Committee reviews all proposed NEO salary adjustments in December of each year.

Review of Executive Compensation

In making executive compensation decisions in 2009, 2008 and 2007, the Committee measured each element of total compensation against a series of peer groups.  These peer groups consisted of publicly traded companies that the Committee viewed as  substantially representative based upon industry group, market capitalization, revenues, number of employees, and profit margins.

Over the period from 2007 to 2009, VSE’s strong growth out-paced the series of peer groups in prior years and at the end of 2009, VSE was at the top of the 2009 peer group. The 2009 peer group met the targeted attributes of being publicly traded with comparable market capitalization, revenues, and profit margins. Drawing largely from the prior peer group, the Committee considered nine peer companies in 2009 meeting these criteria. While not formally adopting a revised peer group, the Committee used the following companies for executive compensation comparables:

Comsys IT Partners, Inc.	ENGlobal Corporation
CPI International, Inc.	Hawk Corporation
DXP Enterprises, Inc.	Sparton Corporation
Furmanite Corporation	Todd Shipyards Corporation
Astronics Corporation

However, none of these companies were competitors in our markets for both new work and executive talent. While the Committee also compared us against industry leaders such as CACI and ManTech, our management, at the Committee’s direction, is developing a new peer group for 2010 that is expected to give greater weight to those against whom we compete for new work and executive talent.

The 2009 proxy statement filed on March 24, 2009 also expressed the Committee’s precept for maintaining base salary target levels at the lower end of peer group level (25% to 50%), coupled with a performance-based incentive compensation plan so that total compensation levels can meet or exceed the upper end of the peer group. The 2009 proxy statement also expressed the Committee’s intent to update the peer group based on VSE’s recent growth; and to address the wage compression issue. Other information considered by the Committee in completing its 2009 reviews included industry peer group data developed by the staff, purchased third-party industry survey data, and commercially available survey data on director compensation.

Executive Compensation Components

For 2009, 2008 and 2007, the principal components of compensation for VSE executive officers were a) base salary, b) performance-based monetary incentive compensation, c) long-term incentive compensation consisting of Deferred Supplemental Compensation and Restricted Stock, and d) retirement and other benefits generally available to all employees.

The Committee’s executive compensation philosophy is that about two-thirds of potential executive compensation, including the total compensation for each of our NEOs, should be based on exceeding pre-established targets for annual growth, including annual targets for operating profits and returns on beginning stockholders’ equity.

However, based on the compensation philosophy and objectives discussed above, the Committee intends that the majority of total compensation for NEOs should be at risk and subject to incentives based on achieving defined short- and long-term performance-based goals.

For the three-year period ended December 31, 2009, the percentages of total compensation of each component of NEO compensation were approximately as follows (please refer to the Summary Compensation Table below for detailed amounts):

Aggregate Percentages of Executive Compensation Components, 2007-2009

NEO Compensation Component	Aggregate Percentage 2007 - 2009
Base salaries	35%
Performance-based monetary incentive compensation	34%
Long-term incentive compensation (1)	30%
Other (2)	1%

(1) Consists of Deferred Supplemental Compensation Plan (DSC Plan) and Restricted Stock

(2) Consists of 401(k) Match

Based on this schedule, for the three-year period ended December 31, 2009, approximately 64% of executive compensation (performance-based monetary incentive compensation and long-term incentive compensation) was at risk and subject to incentives based on achieving performance-based goals.

Base Salary

We provide NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. After discussion this year, the Committee concluded that adjustments based on cost of living indexes were inappropriate for executive management. The Board approved 2010 salary increases representing a combination of 2009 Peer Group adjustments and merit based increases, with total compensation serving as the basis for peer comparisons.

 The Committee approved base salary increases for NEOs as follows:

•	for 2010—Mr. Gauthier ($85,000), Mr. Loftus ($35,000), Mr. Dacus ($9,400), and Mr. Hamerly ($8,000);

•	for 2009—Mr. Loftus ($28,000), Mr. Lexo ($31,000), Mr. Dacus ($14,000), and Mr. Hamerly ($24,000);

•	for 2008—Mr. Loftus ($6,000), Mr. Dacus ($3,000) and Mr. Hamerly ($10,000).

Base Salaries of Named Executive Officers, 2008 – 2010

Named Executive Officer	2008	2009	2010
Maurice A. Gauthier	$415,000	415,000	500,000
Thomas R. Loftus	197,000	225,000	260,000
Thomas G. Dacus	221,000	235,000	244,420
James W. Lexo	194,000	225,000	225,000
Michael E. Hamerly	176,000	200,000	208,019

Performance-Based Monetary Incentive Compensation

 The Committee approved a performance bonus plan based on achieving annual financial results in excess of financial thresholds established by the Committee at the beginning of each year and submitted to the Board for its approval. The goals consist principally of operating income targets for operating group executives, and return on beginning stockholders’ equity for corporate staff, corporate officers, and corporate executives, including the CEO and the CFO (return on beginning stockholders’ equity as calculated by dividing net income for the year by total stockholders’ equity at the beginning of the year). To participate in the bonus program, an executive must be an employee during the fiscal year that the bonus payment is earned and at the time the payment is distributed. During 2009 the pool thresholds were established as follows:

•
The bonus pool for operations is determined by a percentage of pretax income formula based on a return on beginning VSE stockholder equity at a 12% threshold. Individual operating group executives’ bonuses are capped at 100% of salary.

•
The bonus pool for corporate staff, corporate officers, and corporate executives is determined as a percentage of salary based on VSE’s return on equity at a 12% threshold. Individual administrative bonuses are capped at 15% of salary for corporate staff, 65% of salary for corporate officers, and 100% of salary for corporate executives, including the CEO and the CFO.

Our bonus pool for operations personnel as well as corporate staff, officers and executives is developed by the increase in return on beginning stockholders’ equity (ROE). An ROE of less than 12% results in no performance bonus for operations personnel or the corporate staff, officers or executives. As ROE equals or increases above the 12% threshold, the bonus pool is created. The bonus pool will continue to increase as long as ROE (net of all compensation costs) increases. At year end, the Compensation Committee exercises its discretion in how much of the pool to allocate to both operations personnel and corporate staff based in part upon executive management’s recommendation and our overall performance.

 Performance bonuses for NEOs, including the CEO and the CFO, range from 2% of base salary for achieving a return on equity of 12% to 100% of base salary for achieving a return on equity of 27% or higher for the years 2007 through 2010.

For 2009, 2008 and 2007, VSE achieved annual returns on beginning shareholder equity (net income) of approximately 32% ($24.0 million), 34% ($19.0 million) and 37% ($14.0 million), respectively, and the Committee approved aggregate annual performance bonuses under the plan of about $10.6 million, $8.5 million and $6.5 million, respectively. The performance bonuses for 2009 were paid to about 571 employees, including approximately $1.3 million paid to the NEOs under the plan. Amounts paid to NEOs under the performance bonus plan are reported in the Summary Compensation Table below under the heading “Non-equity Incentive Plan Compensation.”

Long-Term Incentive Compensation

Deferred Supplemental Compensation

VSE has a non-qualified, non-contributory Deferred Supplemental Compensation Plan for all VSE corporate officers, including NEOs. The plan provides, at the Board’s discretion, for an annual contribution to the plan not to exceed 12% of VSE’s consolidated net income for the year. Each officer’s allocation from the annual contribution bears the same percentage of the annual contribution as that officer’s salary bears to total annual officer salaries.

•
For 2009 an annual contribution of 8% of VSE’s consolidated net income (approximately $1.9 million) was authorized and allocated to 34 participant accounts, including about $463,000 allocated to accounts for the NEOs.

•
For 2008 an annual contribution of 8% of VSE’s consolidated net income (approximately $1.5 million) was authorized and allocated to 39 participant accounts, including about $404,000 allocated to accounts for the NEOs.

•
For 2007 an annual contribution of 8% of VSE’s consolidated net income (approximately $1.1 million) was authorized and allocated to 33 participant accounts, including about $285,000 allocated to accounts for the NEOs.

The plan was amended in 2008 to comply with the nonqualified deferred compensation provisions of Section 409A of the Internal Revenue Code of 1986, as amended. Benefits  are payable to participants on retirement or resignation, subject to a vesting schedule, two-year non-competition agreement and other plan provisions, or in the event of a change of control of VSE. The Board believes the vesting schedule and completion of the non-competition agreement prior to receiving a distribution encourage executive retention. Amounts contributed to the plan on behalf of the NEOs are included in the Summary Compensation Table under the heading “All Other Compensation.”

Restricted Stock

The Board believes that compensating executives with restricted VSE Stock, rather than stock options, is a more appropriate and effective form of equity-based compensation. The use of restricted stock is intended to foster a long-term focus on our operational and financial performance and to provide our executives with a means to establish an equity stake in the Company that will, in turn, align their interests with those of our stockholders. In addition, the vesting provisions and other restrictions on sale of the equity awards encourage executive retention.

Our 2006 Restricted Stock Plan (“RSP”) was approved by our Board and stockholders in 2006.  During 2006 the Committee engaged PricewaterhouseCoopers to provide consulting services with respect to designing procedures for making performance-based awards under our RSP, and in December 2006, the Committee adopted written procedures for making these awards. Awards made under the RSP are subject to Committee authorization based on audited financial results, including total compensation costs, competitiveness of total executive compensation and other factors determined by the Committee and Board.

In general, a dollar-denominated award equal to a percentage of a participant’s base salary can be earned under the RSP based on the level of achievement with respect to return on beginning stockholders’ equity for the prior fiscal year. The awards range from 2.5% of base salary for a 12% return on equity to 60% of base salary for a return on equity of 25% or higher. The awards are subject to a two-year vesting schedule: one-third of the award vests after completion of our annual financial audit and one-third on each of the next two anniversaries of such initial vesting date, subject to continued employment with the Company. As each third of the dollar-denominated award vests, the award is converted into restricted VSE Stock based on the fair market value (closing market price) of VSE Stock at the date of conversion. The restricted stock is subject to a two-year holding period and to other restrictions on sale.

The Committee may, in its sole discretion, reduce or totally eliminate an award to the extent it determines that such reduction or elimination is appropriate under facts and circumstances the Committee deems relevant.

For 2009, 2008 and 2007, the first three years of full operation of the RSP, VSE’s annual return on beginning stockholders’ equity was approximately 32%, 34% and 37%, respectively, and the NEOs were awarded restricted stock under the RSP equal to 60% of their base salary for each year, subject to vesting and other restrictions. For 2010, the Committee recommended, and the Board approved, Mr. Gauthier for an award of restricted stock equal to up to 70% of his salary as opposed to the 60% threshold for our other executives. Amounts paid to the NEOs are reported in the Summary Compensation Table below under the heading “Stock Awards.”

Stock Options

In prior years, VSE executives and other officers received, in addition to cash, equity-based compensation for their services to VSE. The equity compensation was provided in the form of options to purchase VSE Stock granted under VSE’s 2004 Stock Option Plan approved by stockholders in May 2004, and substantially similar predecessor plans for prior years. In December 2005, the Board discontinued awarding options to purchase VSE Stock. Options outstanding as of December 30, 2005, were not affected by this Board action. All such stock options have been exercised as of December 31, 2009.

Retirement and Other Employee Benefits

All VSE corporate officers are entitled to participate in Company fringe benefit programs, including the VSE Employee 401(k) Plan, which is an Internal Revenue Service qualified plan available to all eligible employees.

During 2009, 2008 and 2007 VSE paid a 401(k) matching contribution equal to 100% of the employee deferral on the first 3% of the employee pay deferred and 50% of the employee deferral on the next 2% of the employee pay deferred, with all such contributions fully vested when made.

Amounts contributed to the VSE 401(k) Plan on behalf of the NEOs are included in the Summary Compensation Table under the heading “All Other Compensation.”

Perquisites and Other Personal Benefits

VSE does not provide any of its executives, including the NEOs, with perquisites or other personal benefits having a total annual value in excess of $10,000. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the NEOs.

Compensation of Non-Executive Chairman

The compensation of our Non-Executive Chairman was negotiated with our Lead Independent Director and approved by the Board. Pursuant to an agreement dated as of April 22, 2008, and as amended as of December 31, 2008, between VSE and Mr. Ervine (the "Transition Agreement"), Mr. Ervine, effective as of April 28, 2008, resigned as VSE's CEO, President and Chief Operating Officer and agreed to serve as Executive Chairman of the Board until March 31, 2009, followed by service as Non-Executive Chairman of the Board for a period of two years from April 1, 2009 through March 31, 2011. On the occasion of his resignation as CEO, President and Chief Operating Officer and in recognition of his 25 years of loyal and dedicated service to VSE and its stockholders, the Board awarded Mr. Ervine a grant of 4,374 shares of VSE Stock pursuant to VSE's Restricted Stock Plan (4,374 shares of VSE Stock at the April 21, 2008, closing price of $34.30 represented an award of approximately $150,000).

During his term of service as Executive Chairman of the Board, which ended on March 31, 2009, Mr. Ervine continued (a) as an officer and employee of VSE and was paid his current base salary of $360,000 per annum and (b) as a participant in all VSE fringe and compensation benefit programs, including the performance bonus plan, Deferred Supplemental Compensation Plan and RSP. During his two-year term of service as Non-Executive Chairman of the Board, which began on April 1, 2009, Mr. Ervine will be paid a consulting fee at the base rate of $216,000 per annum, and he will be eligible for an annual performance incentive bonus not to exceed $216,000 if VSE achieves certain annual return on equity (ROE) target percentages for the year ended December 31, 2010 and if the Board approves the bonus. The Board approved the bonus payment of $216,000 to Mr. Ervine as a performance bonus for the year ended December 31, 2009.

The December 31, 2008 amendment to the Transition Agreement also provides that Mr. Ervine will participate in the RSP on a pro rata basis (being one fourth of the restricted stock award that Mr. Ervine would have otherwise been entitled had he been a participant for the entire fiscal year), for restricted stock awards in respect of VSE's fiscal year ended December 31, 2009. Mr. Ervine’s participation in the RSP will not be adversely affected by Mr. Ervine not being a VSE employee after March 31, 2009.

Compensation of CEO

 The compensation of our CEO is reviewed by the Compensation Committee and is approved by the Board. Pursuant to an agreement dated as of April 22, 2008 between VSE and Mr. Gauthier (the "Employment Agreement"), Mr. Gauthier serves as CEO, President and Chief Operating Officer at a base salary of $500,000 per annum during 2010 as the Compensation Committee recommended and the Board approved. In addition, the Board approved Mr. Gauthier for an award of restricted stock for 2010 up to 70% of his salary. Mr. Gauthier is employed for a term ending on April 28, 2010, subject to automatic extensions for successive one-year periods unless notice not to renew is given by VSE or Mr. Gauthier at least 60 days prior to the expiration of the term or any such one-year extension of the term. Mr. Gauthier also is eligible to receive an annual performance bonus each year as determined by the Board under our performance bonus program. As an incentive to become our CEO, President and Chief Operating Officer, Mr. Gauthier received a cash bonus of $25,000 and a grant of 5,831 shares of VSE Stock, with subsequent vesting and issue dates, subject to Mr. Gauthier's employment not having been terminated, as follows: 25% of the shares vested and were issued to Mr. Gauthier on April 28, 2009; 25% of the shares will vest and be issued to Mr. Gauthier on April 28, 2010, and the remaining 50% of the shares will vest and be issued to Mr. Gauthier on April 28, 2011 (5,831 shares of VSE Stock at the April 21, 2008, closing price of $34.30 represented an award of approximately $200,000.)

Mr. Gauthier's employment may be terminated by the Board for willful and gross misconduct, and his employment will also be terminated in the case of death or disability. If Mr. Gauthier's employment is terminated because of death or disability, he or his beneficiary, as the case may be, will be paid his annual base salary then in effect for one full year from the date of death or disability.

If Mr. Gauthier's employment is terminated without cause before April 28, 2010, Mr. Gauthier will be entitled to a lump sum severance compensation payment equal to the lesser of two times his annual base salary then in effect or such amount as would not trigger the application of Section 280G of the Internal Revenue Code of 1986, as amended (the “280G Limitation”). If a Change of Control, as defined, occurs, Mr. Gauthier may terminate the Employment Agreement for Good Reason, as defined, on 30 days' notice. If Mr. Gauthier or VSE terminates the Employment Agreement for Good Reason within 365 days after a Change of Control occurs, Mr. Gauthier shall be entitled to the lesser of three times his annual base salary then in effect or the 280G Limitation if termination occurs.

Other Matters Related to Compensation

The Company has entered into employment and transition agreements with specified employees, including the NEOs (see sections entitled Compensation of Non-Executive Chairman and Compensation of CEO in Compensation Discussion & Analysis; also see Narrative to Summary Compensation Table). These agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under these agreements for the NEOs is also summarized below under the caption “Potential Payments on Termination or Change of Control.”

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code which provides that companies may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid under our incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements to ensure competitive levels of total compensation for its executive officers. For 2009, 2008, and 2007, we believe that all compensation paid to the NEOs is deductible for federal income tax purposes, except for deferred supplemental compensation contributions that may not be deducted until distributed in accordance with IRS regulations.

Nonqualified Deferred Compensation

In 2004, the American Jobs Creation Act of 2004 became law changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company’s Deferred Supplemental Compensation Plan and all VSE employment and transition agreements were amended in 2008 and 2009 to comply with the nonqualified deferred compensation provisions of IRC Section 409A.

A more detailed discussion of the VSE’s nonqualified deferred compensation plan is provided above under the heading “Deferred Supplemental Compensation.”

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R).

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs. Mr. Gauthier was appointed VSE’s CEO on April 28, 2008. VSE’s Principal Financial Officer (Mr. Loftus) has served as VSE’s Chief Financial Officer since 2002.

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Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($) (1)	Option awards ($)	Non-equity incentive plan compensation ($) (2)	Change in pension value and non-qualified deferred compensation earnings ($)	All other compensation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Maurice A. Gauthier CEO, President and Chief Operating Officer (4)	2009 2008	415,000 284,000	-- --	249,001 368,800	-- --	415,000 284,000	--	157,566 109,955	1,236,567 1,046,755
Thomas G. Dacus Executive Vice President and President, Federal Group	2009 2008 2007	235,000 221,000 208,000	-- -- --	141,001 132,600 124,800	-- -- --	235,000 221,000 208,000	-- -- --	90,348 67,005 61,081	701,349 641,605 601,881
Thomas R. Loftus Executive Vice President and Chief Financial Officer	2009 2008 2007	225,000 197,000 182,000	-- -- --	135,008 118,200 109,200	-- -- --	225,000 197,000 182,000	-- -- --	86,558 60,194 53,932	671,566 572,394 527,132
James W. Lexo Executive Vice President, Strategic Planning and Business Initiatives (5)	2009 2008 2007	225,000 194,000 108,000	-- -- --	135,008 116,400 --	-- -- --	225,000 194,000 24,440	-- -- --	86,076 58,828 31,369	671,084 563,228 163,809
Michael E. Hamerly Executive Vice President and President, International Group	2009 2008 2007	200,000 176,000 166,000	-- -- --	120,008 105,606 99,600	-- -- --	200,000 76,000 160,000	-- -- --	77,391 54,177 48,304	597,399 411,783 473,904

Notes to Summary Compensation Table

1. The amounts reported in column (e) represent annual performance-based awards under VSE’s RSP. The amounts in this column reflect the aggregate grant date fair values of RSP awards computed in accordance with accounting guidance. The RSP awards are subject to a two-year vesting schedule: one-third of the award vests after completion of our annual financial audit and one-third on each of the next two anniversaries of such initial vesting date, subject to continued employment with the Company. Restricted Stock awarded under the RSP is further subject to a two-year holding period and other restrictions on sale. See discussion above under the caption “Executive Compensation Components—Long-Term Incentive Compensation.” With respect to Mr. Gauthier, the amounts reported in column (e) also include restricted stock awards of $200,000 in 2008 as discussed above—please see “Compensation of CEO.”

2. The amounts reported in column (g) represent cash paid to the NEOs under VSE’s performance bonus plan. This plan is discussed above under the caption “Executive Compensation Components—Performance-Based Monetary Incentive Compensation.”

3. The amounts reported in column (i) represent 401(k) plan matching contributions allocated to each of the NEOs’ accounts pursuant to VSE’s Employee 401(k) Plan discussed above under the caption “Executive Compensation Components—Retirement and Other Benefits.” Also reported in column (i) is the amount allocated to each NEO’s account in VSE’s Deferred Compensation Plan. See discussion above under the caption “Executive Compensation Components—Deferred Supplemental Compensation.” With respect to Mr. Gauthier, the amount reported in column (i) also includes $25,000 paid in 2008 as an incentive to enter into employment with VSE as discussed in the “Compensation of CEO” above.

4. Mr. Gauthier began as CEO/President/Chief Operating Officer effective April 28, 2008, in accordance with his Employment Agreement described above. The compensation reported in the Summary Compensation Table for Mr. Gauthier for 2008 covers the period of April 28, 2008 through December 31, 2008.

5. Mr. Lexo joined VSE on June 4, 2007, in accordance with his Employment Agreement. The compensation reported in the Summary Compensation Table for Mr. Lexo for 2007 covers the period of June 4, 2007 through December 31, 2007. See caption above “Election of Directors—Certain Relationships and Related Transactions” for information on additional purchase price amounts payable to Mr. Lexo over the period 2007 through 2013 in connection with the acquisition of ICRC in 2007.

Narrative to Summary Compensation Table

See “Compensation Discussion and Analysis” above for a description of the compensation plans pursuant to which the amounts listed in the “Summary Compensation Table” were paid or awarded and the criteria for such payments and awards.

Grants of Plan-Based Awards

The table below reports all grants of plan-based awards to each of the NEOs for the year ended December 31, 2009.

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Grants of Plan-Based Awards in Fiscal Year 2009 Table

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All other stock awards: number of shares or units (#)	All other option awards: number of securities under-lying options (#)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)(3)	(i)	(j)	(k)	(l)
Maurice A. Gauthier (2)	12/17/09	--	--	--	12,500	50,001	350,008	--	--	--	249,001
Thomas R. Loftus	12/17/09	--	--	--	6,500	26,000	156,000	--	--	--	141,001
Thomas G. Dacus	12/17/09	--	--	--	6,111	24,442	146,652	--	--	--	135,008
James W. Lexo	12/17/09	--	--	--	5,625	22,501	135,009	--	--	--	135,008
Michael E.Hamerly	12/17/09	--	--	--	5,201	20,802	124,812	--	--	--	120,008

Notes to Grants of Plan-Based Awards Table

1.           The amounts reported above represent potential payments to the NEOs under VSE’s Restricted Stock Plan. This plan is discussed above under the caption “Executive Compensation Components—Performance-Long-Term Incentive Compensation.”

2.           The amount reported above for Mr. Gauthier represents potential payments to him under VSE’s Restricted Stock Plan. The amount reported above excludes an award of 4,373 shares of VSE Stock on April 22, 2008, pursuant to the Gauthier Employment Agreement, with subsequent vesting and issue dates, subject to Mr. Gauthier's employment not having been terminated (of the total 5,831 shares of VSE Stock awarded at the April 21, 2008, closing price of $34.30 representing an award of approximately $200,000, 1,458 shares vested on April 28, 2009).

3.           The amounts in Column (h) represent a maximum payout equivalent to 60% of annual base salary for each of the NEOs, except for Mr. Gauthier’s payout equivalent to 70% of his annual base salary.

Narrative to Grants of Plan-Based Awards Table

We have a Restricted Stock Plan (RSP) that was approved by stockholders in May 2006. Pursuant to procedures adopted by the Board, employees granted an award will earn an amount equal to a graduated percent of annual salary based on our return on beginning stockholders’ equity (ROE) for the subsequent fiscal year as follows: threshold 2.5% of salary, target 10% of salary, and maximum 60% of salary, except for the CEO, for whom the Board approved a maximum of 70% of salary for 2010. ROE is determined on completion of our annual financial audit, and the date of award occurs on the first business day of the subsequent month. The awards are subject to a two-year vesting schedule: one-third of the award vests after completion of our annual financial audit and one-third on each of the next two anniversaries of such initial vesting date. As each third of the dollar-denominated award vests, the award is converted into restricted VSE Stock based on the fair market value (closing market price) of VSE Stock at the date of vesting. The restricted stock is subject to a two-year holding period and to other restrictions on sale.

Awards and payment under the Restricted Stock Plan are subject to Compensation Committee authorization based on audited financial results, including all compensation costs, reasonableness of total employee compensation, and other factors as determined by the Compensation Committee and Board. The date of award, vesting date, and pricing of the vested amount of the award are based on the date audited financial results become available. Notwithstanding the determination of the amount of an employee award pursuant to the procedures indicated above, the Committee may, in its sole discretion, reduce the amount of or totally eliminate an award to the extent the Committee determines that such reduction or elimination is appropriate under facts and circumstances as the Committee deems relevant.

Outstanding Equity Awards at Fiscal Year End

The table below reports all outstanding equity awards for each of the NEOs for fiscal year ended December 31, 2009.

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Outstanding Equity Awards at Fiscal Year End Table

	Option awards (1)					Stock awards (2)
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: number of securities underling unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)

Maurice A. Gauthier	--	--	--	--	--	--	--	--	361,600
Thomas. R. Loftus	--	--	--	--	--	--	--	--	250,200
Thomas G. Dacus	--	--	--	--	--	--	--	--	271,000
James W. Lexo	--	--	--	--	--	--	--	--	212,600
Michael E. Hamerly	--	--	--	--	--	--	--	--	223,600

Notes to Outstanding Equity Awards Table

1. Options were granted under VSE’s 2004 Stock Option Plan as of January 1, 2005 and expired on December 31, 2009. Therefore, no data appears in the Table.

2. As discussed above, VSE’s Restricted Stock Plan provides for dollar-denominated awards that are subject to a two-year vesting schedule: one-third of the award vests after completion of VSE’s annual financial audit and one-third on each of the next two anniversaries of such initial vesting date. As each third of the dollar-denominated award vests, the award is converted into restricted VSE Stock based on the fair market value (closing market price) of VSE Stock at the date of conversion. Accordingly, the number of shares of restricted stock that have not vested is not currently determinable (see discussion above under the caption “Executive Compensation Components—Long-Term Incentive Compensation”). The aggregate dollar-denominated value of all such awards that have not vested as of December 31, 2009, is reported in column (j) of the table.

Narrative to Outstanding Equity Awards Table

On December 30, 2005, the Board discontinued awarding options to purchase VSE Stock. Options outstanding as of December 30, 2005, were not affected by this Board action. See discussion above under the caption “Executive Compensation Components—Long-Term Incentive Compensation.”

Option Exercises and Stock Vested

The following table reports stock options exercised and stock awards vested by the NEOs during the fiscal year ended December 31, 2009.

Option Exercises and Stock Vested During Fiscal Year 2009 Table

Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (1) (c)	Number of shares acquired on vesting (#) (2) (d)	Value realized on vesting ($) (e)

Maurice A. Gauthier	--	--	1,802	38,148
Thomas R. Loftus	12,000	390,600	2,427	51,380
Thomas G. Dacus	4,500	145,080	2,748	58,175
James W. Lexo	--	--	1,243	26,314
Michael E. Hamerly	3,000	91,449	2,191	46,377

Notes to Options Exercises and Stock Vested Table

1. The value realized on exercise reported in column (c) represents the difference between the fair market value and the exercise price of VSE Stock on the date of exercise.

2. The number of shares acquired on vesting reported in column (d) excludes the number of shares withheld equal to the minimum amount of taxes required to be withheld by the Company under applicable law, as follows: Mr. Gauthier—856 shares, Mr. Loftus—1,153 shares, Mr. Dacus—1,305 shares, Mr. Lexo—590 shares, Mr. Hamerly—1,040 shares. The value realized on vesting reported in column (e) represents the number of vested shares acquired valued at the closing market price for VSE Stock ($21.17 per share) on the vesting date (March 2, 2009), excluding the number of shares withheld equal to the minimum amount of taxes required to be withheld by the Company under applicable law.

Pension Benefits

VSE does not provide pension arrangements or post-retirement health coverage for executives and employees. VSE and Energetics sponsor participation in the VSE Employee 401(k) Plan, Energetics sponsors a Profit Sharing Plan, ICRC sponsors a 401(k) Plan, and G&B sponsors a 401(k) Plan; all of the plans are IRS-qualified, defined contribution, money-purchase plans. VSE also has a nonqualified deferred compensation plan as discussed below. Energetics, ICRC and G&B are wholly owned subsidiaries of VSE.

Nonqualified Deferred Compensation

The following table provides information related to potential benefits payable to each NEO under VSE’s Deferred Supplemental Compensation Plan as of and for the year ended December 31, 2009.

Nonqualified Deferred Compensation Table

Name (1) (a)	Executive contributions in last FY ($) (b)	Registrant contributions in last FY (2) ($) (c)	Aggregate earnings in last FY ($) (d)	Aggregate withdrawals/ distributions ($) (e)	Aggregate balance at last FYE (3) ($) (f)
Maurice A. Gauthier	--	147,766	19,461	--	243,270
Thomas R. Loftus	--	80,119	45,452	--	339,517
Thomas G. Dacus	--	83,681	39,032	--	302,245
James W. Lexo	--	80,119	18,112	--	174,140
Michael E. Hamerly	--	71,217	34,767		267,586

Notes to Nonqualified Deferred Compensation Table

1. Each of the NEOs in column (a) has been a participant in the plan or predecessor plans for more than 20 years, except for Mr. Dacus, Mr. Lexo and Mr. Gauthier who have been participants for eight years, three years and two years, respectively.

2. Amounts reported in column (c) are reported in the Summary Compensation Table, column (i). Aggregate earnings (losses) reported in column (d) are not reported in the Summary Compensation Table.

3. Amounts reported in column (f) include aggregate contributions that were reported as compensation to the NEOs in the Summary Compensation Table for previous years and aggregate earnings that were not reported as compensation. Aggregate contributions previously reported in the Summary Compensation Tables for the years 2000 through 2009, the period for which plan records identifying contributions to individual participants are available, and aggregate earnings (losses) for the same period, were:

Aggregate Company Contributions and Earnings, 2000-2009

Name	Aggregate Company Contributions ($)	Aggregate Earnings ($)
Maurice A. Gauthier	223,809	19,461
Thomas R. Loftus	268,625	24,284
Thomas G. Dacus	284,176	18,069
James W. Lexo	161,110	13,030
Michael E. Hamerly	239,141	28,445

Narrative to Nonqualified Deferred Compensation Table

We have a non-qualified, non-contributory Deferred Supplemental Compensation Plan (“DSC Plan”) for all of our officers. The plan was adopted by the Board in 1994. The plan provides, at the Board’s discretion, for an annual contribution to the plan not to exceed 12% of our consolidated net income for the year. Each officer’s allocation from the annual contribution bears the same percentage to the annual contribution as that officer’s salary bears to total annual officer salaries. For 2009 an annual contribution of 8% of our consolidated net income (approximately $1.9 million) was authorized and allocated to 34 participant accounts, including about $463,000 allocated to accounts for the NEOs.

Benefits under the plan are payable to the participant on retirement or resignation, subject to a vesting schedule, non-competition agreement, and other plan provisions, or in the event of a change of control of VSE. Our contributions to the plan are irrevocable and shall be used to pay benefits under the plan, subject to the claims of our general creditors.

Our contributions to the plan are deposited in a plan trust. We invest the plan trust assets in an account managed by BNY Mellon Wealth Management. The managed account contains investments in a diversified portfolio of individual company equity securities and in several mutual funds, including Class M shares of the BNY Mellon Bond Fund, BNY Mellon Small Cap Stock Fund (MPSSX), BNY Mellon Mid Cap Stock Fund (MPMCX), BNY Mellon International Fund (MPITX), and BNY Mellon Emerging Market Fund (MEMKX), and a Money Market Demand Account.

Potential Payments on Termination or Change of Control

The following table sets forth potential payments to our NEOs on termination of employment or a change of control of VSE. The amounts shown assume that such termination or termination on change of control was effective as of December 31, 2009, and are estimates of the amounts that would be paid to the NEOs on their termination. The actual amounts to be paid can only be determined at the time of such NEO’s separation from VSE or any of our subsidiaries.

Potential Payments on Termination or Change of Control Table

Name	Benefit	Termination Without Cause ($)	Termination on Change of Control ($)
Maurice A. Gauthier	Salary	830,003	830,003
	DSC Plan	243,270	243,270
	Restricted Stock	511,550	511,550
Thomas R. Loftus	Salary	225,014	225,014
	DSC Plan	339,516	339,516
	Restricted Stock	250,207	250,207
Thomas G. Dacus	Salary	235,019	235,019
	DSC Plan	302,245	302,245
	Restricted Stock	271,001	271,001
James W. Lexo	Salary	225,014	225,014
	DSC Plan	174,140	174,140
	Restricted Stock	212,609	212,609
Michael E. Hamerly	Salary	200,013	200,013
	DSC Plan	267,586	267,586
	Restricted Stock	223,612	223,612

Notes to Potential Payments on Termination or Change of Control Table

Table excludes information with respect to contracts, agreements, plans, or arrangements to the extent they do not discriminate in scope, terms, or operation in favor of executive officers and that are available generally to all salaried employees—for example, qualified benefit plan distributions and payment for unused vacation pay.

Narrative to Potential Payments on Termination or Change of Control Table

Payments Made On Termination

On termination of employment with VSE or any of our subsidiaries, a NEO is entitled to receive amounts earned during his term of employment. Such amounts include:

•	salary through date of termination

•	unused vacation pay

•	reimbursement for company business and travel expenses.

The NEO also retains a vested interest in and is entitled to receive payment in accordance with respective plan documents and other applicable procedures, restrictions (such as termination-for-cause), and expiration dates:

•	ESOP and 401(k) account

•	Profit Sharing Plan account (Energetics only)

•	DSC Plan account

•	Restricted Stock

The NEO is also entitled to continue participation in our group health plans for a period of 18 months (COBRA continuation coverage) following termination on payment of 102% of the monthly premium charged to us for such coverage. We have no executive-only health benefit plans.

In the event of involuntary termination without cause, VSE executives are eligible for up to four months of outplacement assistance services having an estimated value of about $6,250.

Payments Made On Retirement

In the event of the retirement of a NEO, in addition to the items identified above, vested stock options may be exercised within three years of the date of retirement, not to exceed the option termination date.

Payments Made On Death or Disability

Pursuant to employment agreements with each NEO, in the event of the death or disability for any period of six consecutive months of a NEO, in addition to the benefits listed under the headings “Payments Made On Termination” and “Payments Made On Retirement” above, the NEO (or designated beneficiary) will be paid the executive’s base salary then in effect for one full year following the date of death or disability.

Payments Made On Change of Control

We have entered into an employment agreement with each of the NEOs. Pursuant to these agreements, if a change of control of VSE occurs, the NEO may terminate the employment agreement on 30 days’ notice. If a NEO’s employment is terminated following a change of control, in addition to the benefits listed above under the heading “Payments Made On Termination,” the NEO will receive:

•	a lump sum payment of one or two times the NEO’s base salary

•	full vesting and payment of the NEO’s DSC Plan account

•	full vesting and payment of the NEO’s Restricted Stock Plan benefits

The employment agreements and change of control provisions for each of the NEOs are substantially similar. Generally, pursuant to the agreements, a change of control is deemed to have occurred on the occurrence of any of the following events:

•	30% or more of VSE’s outstanding Stock is acquired beneficially by one or more persons acting together in concert or otherwise;

•	a cash tender or exchange offer is completed for an aggregate of 40% or more of VSE’s outstanding Stock;

•
Our stockholders approve an agreement to merge, consolidate, liquidate, or sell all or substantially all of our assets, unless after the merger or consolidation, we are the surviving corporation and more than 50% of our outstanding Stock is beneficially owned by existing VSE stockholders both before and after the merger or consolidation;

•	two or more directors are elected to the Board without having previously been nominated and approved by the members of the Board immediately prior to such election.

Director Compensation

The following table provides information related to the compensation of our non-employee directors for fiscal year 2009.

Director Compensation Table
Name (a)	Fees earned or paid in cash ($) (1) (2) (b)	Stock awards ($) (3) (c)	Option awards ($) (4) (d)	Non-equity incentive plan compensation ($) (e)	Change in pension value and non-qualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)

Ralph E. Eberhart	51,000	35,829	--	--	--	--	86,829
Clifford M. Kendall	65,000	35,829	--	--	--	--	100,829
Calvin. S. Koonce	51,000	35,829	--	--	--	--	86,829
James F. Lafond	65,000	35,829	--	--	--	--	100,829
David M. Osnos	51,000	35,829	--	--	--	--	86,829
Jimmy D. Ross	61,000	35,829	--	--	--	--	96,829
Bonnie K. Wachtel	55,000	35,829	--	--	--	--	90,829

  Notes to Director Compensation Table

1.   The amount reported in column (b) combines amounts paid for director fees and meeting fees. See “Narrative to Director Compensation Table” below.

2.   Pursuant to the 2004 Non-Employee Directors Stock Plan, Mr. Koonce elected to receive all, and General Ross elected to receive half, of his annual director fees of $35,000 for 2009 in our Stock in lieu of cash. Mr. Koonce received 776 shares ($34,967), and General Ross received 499 shares ($22,485), of our Stock per their respective elections. The dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R was the fair market value of our Stock received based on the closing price of our Stock on December 23, 2009 ($45.06 per share), the valuation date specified in the plan.

3.   Pursuant to the 2006 Restricted Stock Plan, each non-employee director was granted a Restricted Stock Award of 900 shares of VSE Stock on January 2, 2009. The dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R is based on the closing price of our Stock on January 2, 2009 ($39.81 per share).

4.           As of December 31, 2009, each of the non-employee directors named above exercised all remaining stock options.

Narrative to Director Compensation Table

Director Fees

    During 2009, each non-employee director was compensated with director fees at an annual rate of $35,000. The chairman of the Audit Committee was compensated additionally at an annual rate of $10,000 (total director fee of $45,000), and the chairman of the Compensation Committee was compensated additionally at an annual rate of $10,000 (total director fee of $45,000.) In addition, each non-employee director was compensated at a rate of $1,000 for each Board meeting attended, and Committee members were compensated at a rate of $1,000 for each Committee meeting attended. Mr. Osnos, who served as the Lead Independent Director in 2009, was compensated additionally at an annual rate of $5,000 (total director fee of $40,000). Mr. Kendall, who served as liaison to the CEO in 2009, was compensated additionally at an annual rate of $10,000 (total director fee of $45,000.)

    During 2008 the Compensation Committee reviewed the compensation arrangements for non-employee directors. The Compensation Committee considered director compensation survey data based on our prior industry peer group and also additional director compensation survey data for small and medium companies published by the National Association of Corporate Directors. Based on its discussions and reviews, the Compensation Committee recommended several changes in director compensation. The recommended changes were approved by the Board on December 17, 2008, and were effective as of January 1, 2009:

•	The individual non-employee director annual retainer fee was increased from $24,000 to $35,000.

•
The individual non-employee director annual stock grant under the 2006 Restricted Stock Plan was set as the number of shares of VSE Stock equal to $35,000 divided by the closing price of VSE Stock on the first trading day following January 1, rounded to the nearest 100 shares. On January 2, 2009, each non-employee director was granted a restricted stock award of 900 shares.

•
The additional annual fee for service as chairman of the Audit Committee was increased from $5,000 to $10,000, and an additional fee for service as chairman of the Compensation Committee was initiated at the annual rate of $10,000.

•
There was no change in the rate for Board and Committee meeting fees—each non-employee directors is compensated at the rate of $1,000 for each Board meeting attended, and each non-employee director Committee member is compensated at a rate of $1,000 for each Committee meeting attended.

           Pursuant to our 2004 Non-Employee Directors Stock Plan approved by stockholders in 2004, each non-employee director can elect that all or a portion of his or her annual cash compensation for services as a VSE director be paid in VSE Stock at fair market value determined in accordance with the plan. Mr. Koonce and General Ross each made such an election for 2009.

Restricted Stock

Following approval of the 2006 Restricted Stock Plan by stockholders in May 2006, each non-employee director was granted a Restricted Stock Award of 600 shares of VSE Stock on June 27, 2006 (the initial grant of 300 shares has been adjusted for the June 11, 2007 two-for-one stock split). VSE Stock issued pursuant to the Restricted Stock Plan is fully vested when issued, but the certificates for such Stock bear a restrictive legend prohibiting the sale, transfer, pledge and assignment of such Stock for a two-year period commencing on the issue date. When all restrictions on the certificates bearing a restrictive legend have lapsed, VSE issues a non-restrictive certificate to the directors (subject to any applicable securities law restrictions). Directors appointed during the year will be eligible for a pro rata annual award.

No compensation is paid to any non-employee director for personal services rendered to VSE pursuant to a consulting services agreement between the director and VSE, or any of VSE’s subsidiaries, unless authorized as a special assignment by the Board. No such authorization was requested for or on behalf of any director in 2009. The foregoing procedures do not restrict reimbursement for expenses incurred by a director for attending meetings of the Board or its authorized committees.

Compensation Committee Interlocks and Insider Participation

During 2009, the Compensation Committee was composed of General Ross, Mr. Kendall, Mr. Koonce, and General Eberhart. No member of the Committee was at any time during 2009 or at any other time an officer or employee of VSE. No executive officer of VSE serves or has served as a member of the Compensation Committee of another entity that has an executive officer who serves on VSE’s Compensation Committee. No executive officer of VSE served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Board or Compensation Committee.

Mr. Koonce is a major stockholder of VSE. See table above for “Security Ownership of Certain Beneficial Owners and Management.”

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible to be presented at our 2011 Annual Meeting of Stockholders by no later than the close of business on November 23, 2010. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices at 2550 Huntington Avenue, Alexandria, VA 22303-1499 in care of our Corporate Secretary by no later than the close of business on November 23, 2010 to be considered for inclusion in VSE’s proxy material relating to such meeting.

In addition, under our By-Laws stockholders may recommend persons to be nominated for election as our directors at the Annual Meeting of Stockholders. To be considered for nomination, such recommendation must be received in writing by our Secretary no later than 90 days before the date which corresponds to the date on which the annual meeting of stockholders was held during the immediate prior year, i.e., February 3, 2011. Such recommendation shall be accompanied by the name of the stockholder proposing the candidate, evidence that stockholder is a beneficial owner of our Stock as of the record date established for the determination of stockholders entitled to notice of, and to vote at, the annual meeting of stockholders, the name of candidate being proposed for nomination, and the candidate’s biographical data and qualifications.

OTHER MATTERS

We will bear the costs of the solicitation of proxies for use at the Annual Stockholders Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers and employees. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries, who are record holders of Stock, for forwarding solicitation material to the beneficial owners of the Stock. We will, on the request of such record holders, pay the reasonable expenses for completing the mailing of such materials to the beneficial owners.

A copy of the VSE’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2009, will be furnished without charge on written or telephonic request to Thomas M. Kiernan, Vice President and Corporate Secretary, 2550 Huntington Avenue, Alexandria, VA 22303-1499 or call (703) 329-4721. The Form 10-K is also available at www.vsecorp.com ..

By Order of the Board of Directors
Thomas M. Kiernan, Secretary

REVOCABLE PROXY

VSE CORPORATION

2550 Huntington Avenue • Alexandria, Virginia 22303-1499

ANNUAL MEETING OF STOCKHOLDERS
May 4, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Donald M. Ervine and Thomas M. Kiernan as Proxies, each with the power to appoint his substitute, and hereby authorizes them to vote as designated below, all the Common Stock of VSE Corporation held of record by the undersigned on March 5, 2010, at the annual meeting of stockholders scheduled to be held on May 4, 2010, at 10:00 a.m. and at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. **IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.**

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

VSE CORPORATION — ANNUAL MAY 4, 2010

YOUR VOTE IS IMPORTANT!

Proxy Materials are available on-line at:

https://cfpproxy.com/3307

You can vote in one of three ways:

1. Call **toll free 1-888-216-1328** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **https://www.proxyvotenow.com/vsec** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

330

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
VSE CORPORATION

Annual Meeting of Stockholders
May 4, 2010

	For	Withhold All	For All Except
1. **ELECTION OF DIRECTORS** for all nominees listed below, except as marked to the contrary below.			

Nominees:

(01) Ralph E. Eberhart (02) Donald M. Ervine
(03) Maurice A. Gauthier (04) Clifford M. Kendall
(05) Calvin S. Koonce (06) James F. Lafond
(07) David M. Osnos (08) Jimmy D. Ross
(09) Bonnie K. Wachtel

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

	For	Against	Abstain
2. **PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP** as the independent registered public accounting firm of VSE Corporation for the year ending December 31, 2010.			

3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before this meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. **IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ON PROPOSALS 1 and 2.**

Mark here if you plan to attend the meeting

Mark here for address change and note change

Please be sure to date and sign this proxy card in the box below.

Date

Sign above

Please sign exactly as it appears printed hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If signing as a corporation, please sign full corporate name by President or other authorized officer. If signing as a partnership, please sign in partnership name by authorized person.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m., May 4, 2010. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m., May 4, 2010:

1-888-216-1328

Vote by Internet

anytime prior to 3:00 a.m., May 4, 2010 go to

https://www.proxyvotenow.com/vsec

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!